Exhibit 10.4

                                PROMISSORY NOTE

                                AUGUST 15, 2005

     FOR VALUE RECEIVED, the undersigned, RIO VISTA OPERATING PARTNERSHIP L.P., a Delaware limited partnership ("Borrower"), promises to pay to the order of TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation, ("Holder"), at Holder's offices at 1670 Broadway Street, Suite 3100, Denver, Colorado 80202, or at such other place Holder may from time to time designate, the principal sum of ONE MILLION THREE HUNDRED THOUSAND DOLLARS ($1,300,000) (the "Loan Amount"), together with interest thereon at the rate hereafter specified and any and all sums which may be owing Holder by Borrower pursuant to this Promissory Note (hereinafter referred to as the "Note"). This Promissory Note may not be assigned by TransMontaigne Product Services Inc.

     1.     Interest  Rate.     From  the  date  hereof  until  all  sums  due
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hereunder,  whether  principal, interest, charges, fees or other sums, have been paid in full, interest shall accrue on the unpaid principal balance of this Note at a rate equal to the prime rate of interest for large U.S. Money Center Commercial Banks published under "Money Rates" by The Wall Street Journal
                                                         -----------------------
("Prime Rate") plus two percent (2%) per annum, as described in paragraph three below, or the highest rate permitted by law, whichever is lower. The interest rate shall fluctuate as the Prime Rate fluctuates.

     2.     Calculation of Interest.   Interest shall be calculated on the basis
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of  a  three  hundred  sixty  (360) day year applied to the actual days on which there exists an unpaid balance hereunder. Interest shall be compounded quarterly in arrears, based on the time-weighted average of the interest rate applicable during such period, provided, however, that interest shall not be compounded to the extent such compounding would cause the interest rate to exceed the maximum rate allowed by law.

     3.     Repayment  Schedule.   No  payments  shall  be due Holder during the
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first  90  days  of  the  Note  ("Grace  Period").  During  the Grace Period, no
interest shall accrue but shall begin to accrue and become payable on the first date on which payments to the Holder will commence, except in the case of acceleration of amounts due under the Note pursuant to paragraph five. Borrower's payments to Holder shall commence on the first day following the end of the Grace Period and shall consist of interest only on the principal balance of the Note. Thereafter, interest shall be payable on the principal balance as it accrues in monthly installments on the same day of each subsequent month. The entire principal balance and any other amounts due under this Note shall be due and payable in full on the date that is 120 days from the date that Holder delivers to Borrower written notice of demand for full payment of this Note ("Maturity"). Borrower shall pay to Holder a late charge of 1% of any payment amount that is not paid within 10 days after Maturity.

     4.     Prepayment.   Borrower  shall  have  the  right  to  prepay  the
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indebtedness  evidenced  hereby  in  full or in part without penalty or premium.
All payments received hereunder shall be applied as follows: (i) to any costs, attorney's fees and other charges incurred by Holder under


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this Note or under the agreement securing the indebtedness hereunder, other than principal and interest; (ii) to interest accrued but unpaid during any period prior to Maturity of the Note; (iii) to future interest payments not yet due; and (iv) to principal.

     5.     Acceleration.  At  the  option  of  Holder  and subject to the Grace
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Period,  the  entire balance of principal, accrued interest and other sums owing under this Note shall become at once due and payable in full, without notice or demand, upon the occurrence of any one of the following specified events: (i) any failure by Borrower to make any payment when due hereunder; (ii) the making of a general assignment for the benefit of creditors by Borrower; (iii) the appointment of a receiver for Borrower's assets and properties; (iv) the filing of a petition or the commencement of a proceeding by or against Borrower for any relief under bankruptcy or insolvency laws, which proceeding is not dismissed with thirty days; or (v) the dissolution, insolvency or liquidation of Borrower.

     6.     Expenses  of  Collection.  Borrower  shall  pay  all  of  Holder's
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reasonable  costs,  fees  (including,  but not limited to, reasonable attorneys'
fees) and expenses resulting from attempts by Holder to recover payments due from Borrower under this Note, whether or not judgment has been confessed or suit has been filed.

     7.     Waiver of Protest.  Borrower and all parties now or hereafter liable
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for  payment of this Note waive presentment, demand, protest, notice of protest, notice of dishonor and all other notices and demands, other than any notice which may be required pursuant to any provision of any document executed in connection with this Note.

     8.     Binding  Nature.  This  Note  shall  inure  to the benefit of and be
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enforceable  to  Holder and Holder's successors and assigns and any other person to whom Holder may grant an interest in Borrower's obligations to Holder, and shall be binding upon and enforceable against Borrower and Borrower's successors and assigns.

     9.     Security  for  Repayment.  The  payment of indebtedness evidenced by
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this  Note is secured by the property or collateral as set forth in that certain
Security Agreement dated August 15, 2005 between the Holder and the Borrower. Rights and obligations with respect to the collateral are governed by the Security Agreement.

     IN WITNESS WHEREOF, Borrower has executed this Promissory Note on the Date first above written.

                                 BORROWER:

                                 RIO  VISTA  OPERATING  PARTNERSHIP  L.P.
ATTEST:                          By: Rio Vista Operating GP LLC, general partner

By:  /s/  Ian T. Bothwell        By:  /s/  Charles Handly
   -----------------------          -----------------------------
Name:  Ian T. Bothwell           Name:  Charles  Handly
Title: Assistant Secretary       Title:  President


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